Exhibit 10.3
Ajit Mohan
ajit@snap.com
Re: Eligibility to Participate in the Snap Inc. Equity Incentive Plan
Under the Snap Inc. (the “Company”) 2017 Equity Incentive Plan or any successor plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), you remain eligible to receive awards of restricted stock units (“RSUs”), subject to certain vesting conditions. As part of your transfer to Singapore effective May 1, 2026, your annual equity target will change, and you will be eligible to receive a combination of previously granted RSUs and ongoing equity awards with an aggregate target annual value of USD $10,000,000.
For any type of equity award, if approved, the number of RSUs granted will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board for such awards. The vesting date and grant price for each award will be set by the Board and you will be notified of the same.
For all RSUs, the Company or Snap Group Limited Singapore Branch (“Employer”) may, in their sole discretion, elect to hold back a number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, all RSUs will be subject to the terms and conditions of the Plan, applicable law, and the applicable grant agreement. The grant of the RSUs will not entitle you to any future grants of equity, and any entitlements pursuant to the RSUs will not be pensionable.
RSU grants, equity awards, or participation in the Plan are not terms of your employment and do not form part of your contractual remuneration. Such grants and awards are one-off benefits provided to you by Snap Inc. upon continued employment with the Snap family. In participating in the Plan, and by accepting any RSU grants or equity awards, you expressly agree that your participation in the Plan is not contractual and does not form part of your employment rights. You further acknowledge and agree that on termination of your employment, for whatever reason, you will have no employment rights in respect of your participation in the Plan and will not be entitled to any compensation for the loss of any rights or benefits under the Plan.
The above terms and conditions may be revised or reviewed at the absolute discretion of those responsible for administering the Plan. Furthermore, the above terms and conditions specifically supersede and replace any and all previous agreements between you, the Company, or your Employer, to accelerated shares, RSU grants, equity awards and/or your participation in the Plan in the event your employment is terminated by you, your Employer, or the Company, or there is any Change In Control, as defined in the Plan.
This document shall be governed by the same applicable laws as set out in the Plan.
Yours sincerely,

/s/ Scott Withycombe

Scott Withycombe
Chief People Officer, Snap Inc.